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                                                                      EXHIBIT 99

                      [ROADWAY SERVICES, INC. LETTERHEAD]

NEWS RELEASE


CONTACT: Doug Duncan
         216-643-6704
                                                           FOR IMMEDIATE RELEASE



                 RSI BOARD DECLARES SPINOFF OF ROADWAY EXPRESS

AKRON, Ohio, December 29, 1995 - The Board of Directors of Roadway Services, Inc. (RSI) today declared the spinoff distribution to RSI shareholders of at least 95 percent of the shares of RSI's largest subsidiary, Roadway Express, Inc. (REX). This represents the final step in the spinoff process, following recent shareholder approval of both the spinoff and the associated change of RSI's corporate name in January 1996 to Caliber System, Inc.

         "The Board's declaration ushers in a new year of significant opportunity for our shareholders, our employees and our customers," said Daniel
J. Sullivan, chairman, president and chief executive officer of Roadway Services. "It culminates a process of great change and improvement that began when we announced the spinoff of REX in August. Since then, we have reorganized RSI's management team, streamlined our operations, exited the air freight business and commenced consolidation of our regional carrier group under Viking Freight System, Inc. These dramatic initiatives allow RSI to pursue its vision for long-term growth as Caliber System, Inc., a corporate identity that will soon be synonymous with precision, value and quality in the transportation and logistics industry."



                                     -more-
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RSI SPINOFF DISTRIBUTION
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         RSI shareholders of record at the close of business on December 29,1995 will be entitled to the distribution of REX common stock, based on a distribution ratio of one share of REX common stock for every two shares of RSI common stock held on that date. The company anticipates that REX share certificates will be mailed on or about January 12, 1996.

         On August 23, 1995, Roadway Services, Inc. announced the planned spinoff of Roadway Express. The company later approved, on December 18, 1995, the Roadway Regional Group's plan to consolidate its four regional freight carriers into one superregional carrier, Viking Freight System, Inc.

         With the spinoff's completion, Caliber System, Inc. will comprise all of RSI's remaining operations, including: Roadway Package System, a small package carrier; Roadway Logistics Systems, a contract logistics service; Roberts Express, a critical-shipment carrier; and Viking Freight System, a superregional freight carrier with customers throughout North America.

         REX common stock is expected to trade on the Nasdaq Stock Market on a when-issued basis, beginning on January 2, 1996, and will trade regular way commencing January 15, 1996 under the symbol "ROAD." RSI common stock is traded on the New York Stock Exchange under the symbol "CBB" and will trade ex-distribution on January 16, 1996.

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